Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PORTER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Kentucky	61-1142247
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
2500 Eastpoint Parkway
Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

PORTER BANCORP, INC.
2018 OMNIBUS EQUITY COMPENSATION PLAN
(Full title of the plan)

Phillip W. Barnhouse, Chief Financial Officer
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
(Name and Address of agent for service)
(502) 499-4800
(Telephone number, including area code, of agent for service)
__________________________

Copies to:
Cynthia W. Young
Wyatt, Tarrant & Combs, LLP
500 W. Jefferson Street, Suite 2800
Louisville, Kentucky 40202
(502) 589-5235
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller	Smaller reporting company ☒
reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

	CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	375,000 shares	$13.895	$5,210,625	$648.72

(1)
This Registration Statement covers 375,000 shares of Common Stock of Porter Bancorp, Inc. (the "Registrant" or the "Company") which may be offered or sold pursuant to the Porter Bancorp, Inc. 2018 Omnibus Equity Compensation Plan (the "Plan").  This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of Porter Bancorp, Inc., as may be required pursuant to the Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sale prices of the Registrant's Common Stock on May 30, 2018, as reported on the NASDAQ Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("Securities Act"), and the Note to Part I of Form S-8.  The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to the participants as specified in Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

The following documents filed by Porter Bancorp, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part of this Registration Statement:
•	Annual Report on Form 10-K for the year ended December 31, 2017, including portions of its Schedule 14A filed on April 13, 2018, incorporated by reference therein;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018;
•	Current Reports on Form 8-K filed on January 24, 2018, March 30, 2018, April 12, 2018, April 18, 2018, May 21, 2018 and May 23, 2018 (in each case to the extent filed and not furnished); and
•
The description of our Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 19, 2006, and any amendments or reports filed with the Commission for the purpose of updating such description.

In addition, all documents filed subsequent to the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

Not applicable.

Item 5.      Interests of Named Experts and Counsel

Not applicable.

Item 6.      Indemnification of Directors and Officers

Under Kentucky law, a corporation has broad powers to indemnify directors, officers, employees, and agents of the corporation for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by such person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. However, a corporation may not indemnify such person when the person is adjudged liable to the corporation or on the basis that a personal benefit was improperly received.

The Company's articles of incorporation provide for the indemnification of executive officers and directors only in connection with proceedings arising from that person's conduct in his/her official capacity and only to the extent permitted by the Kentucky Business Corporation Act.

KRS 271B.8-300 provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation. KRS 271B.2-020 provides that the articles of a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the duties of a director. KRS 271B.2-020 does not allow for the elimination of the duty of due care that a director owes to a corporation, but allows for the elimination of a monetary recovery for breach of that duty. Only directors, not officers, may benefit from the provisions of KRS 271B.2-020. The limitations of liability permitted by KRS 271B.2-020 extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director's liability for acts or omissions occurring before the effectiveness of an amendment to a corporation's articles of incorporation.

The Company's articles of incorporation limit the liability of directors to the Company and its shareholders to the extent permitted by KRS 271B.2-020. A director's liability to the Company or the shareholders is not eliminated or limited with respect to: (1) any breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law; (3) actions creating personal liability for unlawful distributions as set forth in KRS 271B.8-330; or (4) transactions from which the director derived an improper personal benefit. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director's liability for acts or omissions occurring before the effectiveness of an amendment to a corporation's articles of incorporation.

In addition, the Company maintains insurance policies under which its directors and officers are insured.  Within the limits of these policies, our directors and officers are insured against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been the Company's directors or officers.

Item 7.      Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

Exhibit
Number                          Exhibit
4.1	Amended and Restated Articles of Incorporation, dated March 25, 2016. Exhibit 3.1 to Form 8-K filed May 26, 2016 is incorporated by reference.

4.2	Amendment to Articles of Incorporation, dated December 6, 2016, effecting reverse stock split. Exhibit 3.1 to Form 8-K filed December 21, 2016 is incorporated by reference.

4.3	Amendment to Articles of Incorporation of the Company dated May 23, 2018. Exhibit 3 to the Current Report on Form 8-K filed May 23, 2018 is incorporated by reference.

4.4
Tax Benefits Preservation Plan, dated as of June 25, 2015, between Porter Bancorp, Inc. and American Stock Transfer Company, as Rights Agent. Exhibit 3.1 to Form 8-K filed June 29, 2015 is incorporated by reference.

4.5	Amendment No.1 to the Tax Benefits Preservation Plan, dated August 4, 2015. Exhibit 4.2 to the Quarterly Report on 10-Q filed August 5, 2015 is incorporated by reference.

4.6	Amendment No. 2 to the Tax Benefits Preservation Plan dated May 23, 2018. Exhibit 4 to the Current Report on Form 8-K filed May 23, 2018 is incorporated by reference.

4.7	Amended and Restated Bylaws. Exhibit 3.1 to Form 8-K filed May 22, 2013 is incorporated by reference.
4.8	Porter Bancorp, Inc. 2018 Omnibus Equity Compensation Plan. Appendix B to Schedule 14A Proxy Statement (DEF 14A) filed April 13, 2018 is incorporated by reference.
5.1	Opinion of Wyatt, Tarrant & Combs, LLP.
23.1	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5.1).
23.2	Consent of Crowe Horwath LLP.
23.3	Powers of Attorney (included on signature page of this Registration Statement).

Item 9.      Undertakings

(a)            The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)            The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the  Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on June 1, 2018.

PORTER BANCORP, INC.

By:	/s/ John T. Taylor
John T. Taylor
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of John T. Taylor and Phillip W. Barnhouse, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ W. Glenn Hogan	Chairman of the Board	June 1, 2018
W. Glenn Hogan

/s/ John T. Taylor	President, Chief Executive Officer	June 1, 2018
John T. Taylor	and Director

/s/ Phillip W. Barnhouse	Chief Financial Officer	June 1, 2018
Phillip W. Barnhouse

/s/ Michael T. Levy	Director	June 1, 2018
Michael T. Levy

/s/ Bradford T. Ray	Director	June 1, 2018
Bradford T. Ray

/s/ W. Kirk Wycoff	Director	June 1, 2018
W. Kirk Wycoff

/s/ James M. Parsons	Director	June 1, 2018
James M. Parsons

/s/ Dr. Edmond J. Seifried	Director	June 1, 2018
Dr. Edmond J. Seifried

 EXHIBIT INDEX

Exhibit No.                          Description

4.1	Amended and Restated Articles of Incorporation, dated March 25, 2016. Exhibit 3.1 to Form 8-K filed May 26, 2016 is incorporated by reference.
4.2	Amendment to Articles of Incorporation, dated December 6, 2016, effecting reverse stock split. Exhibit 3.1 to Form 8-K filed December 21, 2016 is incorporated by reference.
4.3	Amendment to Articles of Incorporation of the Company dated May 23, 2018. Exhibit 3to the Current Report on Form 8-K filed May 23, 2018 is incorporated by reference.
4.4
Tax Benefits Preservation Plan, dated as of June 25, 2015, between Porter Bancorp, Inc. and American Stock Transfer Company, as Rights Agent. Exhibit 3.1 to Form 8-K filed June 29, 2015 is incorporated by reference.

4.5	Amendment No.1 to the Tax Benefits Preservation Plan, dated August 4, 2015. Exhibit 4.2 to the Quarterly Report on 10-Q filed August 5, 2015 is incorporated by reference.
4.6	Amendment No. 2 to the Tax Benefits Preservation Plan dated May 23, 2018. Exhibit 4 to the Current Report on Form 8-K filed May 23, 2018 is incorporated by reference.
4.7	Amended and Restated Bylaws of Porter Bancorp, Inc. Exhibit 3.1 to Form 8-K filed May 22, 2013 is incorporated by reference.
4.8	Porter Bancorp, Inc. 2018 Omnibus Equity Compensation Plan. Appendix B to Schedule 14A Proxy Statement (DEF 14A) filed April 13, 2018 is incorporated by reference.
5.1	Opinion of Wyatt, Tarrant & Combs, LLP.*
23.1	Consent of Wyatt, Tarrant & Combs, LLP (contained in their opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Crowe Horwath LLP.*
23.3	Powers of Attorney (included on signature page of this Registration Statement).

* Filed herewith.